Exhibit No. 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
     FOR IMMEDIATE RELEASE:
Datascope Sells Vascular Closure Assets of its Interventional Products Business
     MONTVALE, NJ, August 7, 2008 . . . Datascope Corp. (NASDAQ: DSCP) today announced that it has completed the sale of assets of its vascular closure business, including all assets related to its VasoSeal®, On-Site™, and X-Site® devices and its collagen operation, to St. Jude Medical, Inc. (NYSE: STJ). Datascope will receive $21.0 million in cash at closing, and $3.0 million upon the expiration of an 18 month indemnification period. The carrying value of the assets and other direct expenses related to the sale was approximately $23.7 million.
     This transaction completes Datascope’s previously announced plan to exit the vascular closure market and phase out its Interventional Products business. In February 2007, Datascope sold its ProGuide chronic dialysis catheter product line to Merit Medical Systems, Inc., for $3 million plus a royalty on future ProGuide sales.
     The assets sold have been classified as “held-for-sale” in the Balance Sheet, and the results of operations of the Interventional Products business are shown in net earnings from discontinued operations in Datascope’s Consolidated Statement of Earnings. The sale of vascular closure assets to St. Jude Medical was separate from the exploration of strategic alternatives, announced on June 4th, which is being conducted by the Company’s financial advisor, Lehman Brothers.
     Datascope’s Chief Operating Officer, Dr. Antonino Laudani, commented, “We are pleased to complete this transaction, which enhances our focus on Datascope’s continuing businesses; Cardiac Assist and InterVascular. As we move forward, we will continue our efforts to optimize Datascope’s asset portfolio and drive value for our shareholders.”
     About Datascope Corp.
     Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified cardiovascular device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology, cardiovascular and vascular surgery, and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.

     Safe Harbor Statement
     The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that that the Company will be able to optimize its asset portfolio, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.